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                                                                      Exhibit 39

                             OLIVETTI PRESS RELEASE

   The proposed cash tender offer for a portion of the Telecom Italia ordinary shares referred to herein is intended to be made available in or into the United States pursuant to an exemption from the tender offer rules available pursuant to the Securities Exchange Act of 1934, as amended.
   The proposed cash tender offer for a portion of the Telecom Italia savings shares referred to herein is not being made and will not be made, directly or indirectly, in or into the United States and will not be capable of acceptance, directly or indirectly, in or from the United
    States or by the use of the mails of, or by any means or instrumentality
            (including, without limitation by mail, telephonically or electronically by way of internet or otherwise) of interstate or foreign commerce, or any facility of any securities exchange,
                       of the United States of America.
        The information contained herein does not constitute an offer of securities for sale in the United States or offer to acquire securities in the United States. The offer referred to herein is being made exclusively by means of an offer document and any accompanying and related document.
      The Olivetti securities referred to herein have not been, and are not intended to be, registered under the U.S. Securities Act of 1933 (the
    "Securities Act") and may not be offered or sold, directly or indirectly, into the United States except pursuant to an applicable exemption. The Olivetti ordinary shares and Olivetti savings shares are intended to be made available within the United States in connection with the merger pursuant to an exemption from the registration
                       requirements of the Securities Act


               OLIVETTI PARTIAL VOLUNTARY PUBLIC TENDER OFFER FOR
                       TELECOM ITALIA TO BEGIN ON 23 JUNE
         - offer period agreed with Borsa Italiana will close on 18 July
                - CONSOB authorises publication of offer document


Statement released pursuant to article 41 of CONSOB regulation no. 11971/1999


                                                             Ivrea, 19 June 2003


Olivetti said that on 18 June 2003 it had received authorisation from CONSOB, the Italian Stock Exchange Commission, to publish the Offer Document concerning the voluntary Public Tender Offer (the "Offer") that the company intends to launch, as previously announced, for a portion of Telecom Italia shares, specifically 908,873,776 ordinary shares (also represented by American Depositary Shares) and 354,560,274 savings shares, at a consideration of Euro
8.010 per ordinary share and Euro 4.820 per savings share, for a total maximum amount of Euro 8,989,059,475.


The Offer take-up period has been agreed with Borsa Italiana as required by law, and will run from 08.30 (Italian time) on 23 June 2003 to 17.40 (Italian time) on 18 July 2003 inclusive, subject to extension.


The Offer is related to the merger by incorporation of Telecom Italia with and into Olivetti, which was approved by the extraordinary shareholders' meetings of the two companies held on 24 and 26 May 2003 respectively.